Exhibit 10.27

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of the 26th day of July, 2018 by and between Lumber Liquidators Holdings, Inc., a Delaware corporation (the “Company”), and Jennifer Bohaty (the “Employee”).

WITNESSETH:

WHEREAS, the Employee is a senior executive of the Company and has made and is expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company and its subsidiaries; and

WHEREAS, in consideration of the Employees continued employment with the Company and its subsidiaries, the Company desires to provide the Employee with certain compensation and benefits set forth in this Agreement in order to ameliorate the financial and career impact on the Employee if the Employee's employment with the Company and its subsidiaries is terminated under certain circumstances; and

WHEREAS, the Board of Directors of the Company (the "Board) also recognizes that, as is the case with any company, the possibility of a Change in Control (as hereinafter defined) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its subsidiaries; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of, and the continued rendering of services by, members of the Company's key management personnel, including the Employee, in connection with their assigned duties without distraction, and without the Company's loss of needed key management personnel, arising from the possibility of a Change in Control; and

WHEREAS, in consideration of the Employee's continued employment with the Company and its subsidiaries, the Company also desires to provide the Employee with certain additional compensation and benefits set forth in this Agreement if the Employee's employment with the Company and its subsidiaries is terminated for a reason related to a Change in Control.

NOW, THEREFORE, in consideration of the terms contained herein, including the compensation and benefits the Company agrees to pay to the Employee upon certain events, the Employee's continued employment with the Company and its subsidiaries, the Employees covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

TERMINATION OF EMPLOYMENT

1.1	For purposes of this Agreement, the following terms shall have the meanings indicated:
(a)	Annual Base Salary. Annual Base Salary shall mean the annualized base cash compensation payable by the Company and its subsidiaries to the Employee, excluding bonuses, commissions, severance payments, company contributions, qualified plan contributions or benefits, expense reimbursements, fringe benefits and all other payments; prior to reduction for any deferrals under any employee benefit plan of the Company or any of its subsidiaries; and disregarding any reduction that would give the Employee “Good Reason” to terminate the Employee’s employment under Section 1.1(f)(iii); as of (i) the termination of the Employee’s employment if the Employee’s employment is not terminated during a Change in Control Period or (ii)(A) the termination of the Employee’s employment or (B) immediately before the Change in Control Period, whichever is higher, if the Employee’s employment is terminated during a Change in Control Period.
(b)	Change in Control. Change in Control shall mean any of the following events:
(i)	any person, including a “group” as defined below, acquires ownership of the Common Stock that, together with the Common Stock already held by such person or group, represents more than fifty percent (50%) of the total fair market value or total voting power of the then outstanding Common Stock;
(ii)	a majority of the members of the Board is replaced during a twelve (12)-month period by directors who do not qualify as Incumbent Board Members; or
(iii)	any person, including a “group” as defined below, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) all or substantially all of the assets of the Company.

The term “group” shall have the same meaning as in Section 13(d)(3) of the Securities Act of 1933, modified as may be necessary to comply with the requirements of Treasury Regulations Section 1.409A-3(i)(5)(v).  This definition of “Change of Control” is intended to satisfy the requirements of Treasury Regulations Section 1.409A-3(i)(5), the terms of which are incorporated herein by reference.

(c)	Change in Control Period. Change in Control Period shall mean (i) any period in which the Company or any of its subsidiaries has initiated a transaction process or is engaged in discussions with a third party about a specific transaction that, if consummated, would result in a Change in Control and before the complete abandonment of such process or discussions without the transaction being consummated, (ii) any period during which the Company or any of its subsidiaries has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control and before the termination of such agreement without the transaction being consummated, and (iii) any period commencing upon the effective date of the Change in Control and ending on the twelve (12)-month anniversary of the effective date of such Change in Control; provided, however, notwithstanding the foregoing, in no event will the Change in Control Period be deemed to have commenced earlier than six (6) months prior to the Change in Control.
(d)	Cause. “Cause” shall mean any one of the following: (A) the Employee’s gross neglect of duty to the Company or any of its subsidiaries or gross negligence or intentional misconduct in the course of Employee’s employment; (B) the Employee’s having been indicted for, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or the Employee’s commission of any other act or omission involving fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (C) the Employee’s breach of any fiduciary duty owed to the Company or any of its subsidiaries; (D) the Employee being prohibited from serving as an officer of a reporting company subject to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Securities Exchange Act”), by applicable law, as the result of any order of a court or governmental agency or other judicial or administrative proceeding or as the result of any contractual arrangements to which the Employee is bound; (E) the Employee’s willful and intentional non-performance of Employee’s duties and responsibilities with the

Company or any subsidiary or willful disregard of any legal directives of the Board or the Employee’s direct report and failure, in either case, to cure such breach, if capable of being cured, within ten (10) days of receipt of written notice from the Company; and/or (F) the breach by the Employee of any confidentiality, non-competition, non-solicitation or other restrictive covenants to which the Employee is bound as related to the Company or any of its subsidiaries that results in a material adverse effect on the business or reputation of the Company or any of its subsidiaries and the failure to cure such breach, if capable of being cured, within ten (10) days of receipt of written notice from the Company.
(e)	Common Stock. Common Stock means the common stock, par value $0.001 per share, of the Company.
(f)	Good Reason. “Good Reason” shall mean the termination by the Employee of the Employee’s employment on account of the following events occurring without the Employee’s written consent: (i) the failure by the Company or any subsidiary to pay the Employee any material amounts of base salary, bonus or other amounts due the Employee or the failure to provide the Employee with any material amounts of any vested accrued benefits to which the Employee is entitled under the terms of any employee benefit plan of the Company or any subsidiary; (ii) a material reduction in the Employee’s authority, duties or responsibilities as previously in effect, which shall not include: (A) any change in the title of the Employee, in the persons or group of persons who report to the Employee, or in the scope of the Employee’s authority, duties or responsibilities, as long as, if prior to any such event the Employee is an “executive officer” of the Company within the meaning of Rule 3b-7 of the Securities Exchange Act, then the Employee remains an “executive officer” in connection with such event, or (B) any change in the person or groups of person to whom the Employee reports unless the Employee reports directly to the Board, in which case any requirement that the Employee report to any person or group of persons other than the Board will constitutes such a material reduction and; (iii) a material reduction in the rate of the Employee’s annualized base salary previously in effect, or a material decrease in the Employee’s annual bonus opportunity previously in effect; or (iv) the Company requiring the Employee’s primary services to be rendered at a place other than (i) Toano, Virginia, (ii) Richmond, Virginia or (iii) within a seventy-five (75)-mile radius of either, except for reasonable travel. The Employee must give the Company written notice of any event or condition that would constitute Good Reason within thirty (30) days of the event or condition which would constitute Good Reason, and upon receipt of such notice the Company shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30)-day period, any termination of the Employee’s employment by the Employee for Good Reason must occur within thirty (30) days after the period for the Company to remedy the event or condition has expired. Notwithstanding any other provision of this Agreement, the Company’s failure to renew the Term of this Agreement as set forth in Section 1.2 shall not constitute “Good Reason” for purposes of this Agreement.
(g)	Incumbent Board Member. Incumbent Board Member means any individual who either is (i) a member of the Board as of the effective date of this Agreement or (ii) a member who becomes a member of the Board after the effective date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least sixty percent (60%) of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as nominee for director, without objection to such nomination), but excluding, for this purpose, any individual whose initial assumption of office occurs as the result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Securities Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board.
(h)	Pre-Existing Agreement. Pre-Existing Agreement means any employment, termination, change in control or other agreement, plan, policy or arrangement or offer letter or similar writing, other than this Agreement, in effect as of the date hereof, under which the Employee is entitled to receive (i) severance, salary continuation or other compensation, (ii) continued coverage under any benefit plan, policy or arrangement, and/or (iii) accelerated vesting of equity or equity-based awards, if the employment of the Employee is terminated (x) by the Company other than for Cause or (y) by the Employee for Good Reason.
1.2This Agreement is effective as of the date set forth above and will continue through December 31, 2021, unless terminated or extended as hereinafter provided. This Agreement will be extended for successive one-year periods following the original term (and through each subsequent anniversary thereof) unless  (i) with respect to the term ending December 31, 2021,either party notifies the other in writing prior to January 1, 2021, that the Agreement shall not be extended beyond such term or (ii) with respect to a one-year renewal term, either party notified the other in writing prior to the commencement of such term that the Agreement shall not be extended beyond the end of such term.  The term of this Agreement, including any renewal term, is referred to herein as the “Term.” Notwithstanding the foregoing, the Term shall be extended automatically so that the Term will continue in full force and effect, and will not expire, during any Change in Control Period. In the event the Term otherwise would have expired during any Change in Control Period absent the foregoing sentence, the Term shall continue in full force and effect until the expiration of the Change in Control Period.
1.3If the Employee’s employment is terminated during the Term (a) by the Company other than for Cause or (b) by the Employee for Good Reason, then, subject to Section 3.8 below and the Company’s receipt from the Employee of the Confidential Waiver and Release Agreement described in Section 1.8 below, (i) an amount equal to the Employee’s Annual Base Salary, less applicable withholdings, shall be paid by the Company to the Employee in the form of salary continuation in accordance with the Company’s normal payroll practices (no less frequently than monthly) for the twelve (12) months beginning on the date of termination of the Employee’s employment; (ii) any accrued and unpaid bonus under the Company’s bonus plan in which Employee participated for any prior completed fiscal year will be paid by the Company to the Employee in a single lump sum, less applicable withholdings, on the date such annual bonus would have been paid to the Employee had the Employee continued employment with the Company; (iii) the greater of the target bonus or the actual bonus for the year the Employee terminates employment (in either case pro-rated based on the number of days the Employee remained employed with the Company during the year of termination) under the Company’s bonus plan in which the Employee participated for such fiscal year will be paid by the Company to the Employee in a single lump sum, less applicable withholdings, on the date such annual bonus would have been paid to the Employee had the Employee continued employment with the Company, and (iv) any and all other amounts that the Employee is entitled to receive upon termination of the Employee’s employment under any Company policy, plan or other arrangement (including, without limitation, the Company’s vacation policy) shall be paid by the Company to the Employee pursuant to the terms of such Company policy, plan or other arrangement.

Subject to Section 3.8 below and the receipt of the Confidential Waiver and Release Agreement as described in Section 1.8 below, upon termination of the Employee’s employment entitling the Employee to the payments set forth in this Section 1.3 above, the Company also shall maintain in full force and effect for twelve (12) months after the Employee terminates employment, for the continued benefit of the

Employee, medical insurance (including coverage for the Employee’s dependents to the extent dependent coverage is provided by the Company for its employees generally) under such medical insurance plans and programs in which the Employee (and his dependents) participated immediately prior to the date of such termination of employment, and, during such period, the Company will pay each month the portion, if any, of such medical insurance premiums that the Company pays for its active Employees, and the Employee shall pay any remaining amounts.

Notwithstanding the foregoing, however, (a) in the event the Employee’s participation in any such medical insurance is not permitted for any reason at the time the Company is required to maintain such coverage, then the Company shall have the option to (i) arrange to provide the Employee with such benefits on the same relative basis for such period substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which her continued participation is not permitted or (ii) pay to the Employee cash, in lieu of such continued coverage, in an amount equal to the same relative percentage of the medical insurance premiums for such continuing comparable coverage, with any such cash payments to be made in accordance with the ordinary payroll practice of the Company (not less frequently than monthly) as of the last day of each month for which such cash payments are to be made.  Notwithstanding the foregoing, the Employee’s termination of employment shall constitute a “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), so that the Employee shall be entitled to full rights to continued medical insurance coverage as provided under COBRA, if so eligible, immediately upon the termination of the Employee’s employment.  Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this Section 1.3 shall cease if the Employee and/or the Employee’s dependents become covered under an employee welfare benefit plan of another employer of the Employee that provides the same or similar type of benefits for comparable cost or the Company terminates the medical insurance entirely for all similar participants.

1.4If the Employee’s employment is terminated during the Term and during any Change in Control Period (a) by the Company other than for Cause or (b) by the Employee for Good Reason, then, subject to Section 3.8 below and the Company’s receipt from the Employee of the Confidential Waiver and Release Agreement described in Section 1.8 below, and provided the relevant Change in Control occurs, in addition to the amounts set forth in Section 1.3 above, an amount equal to the product of one and one-half (1.5) times the Employee’s Annual Base Salary, less the aggregate amount of salary continuation payable to the Employee under Section 1.3 above at the time of termination of the Employee’s employment, less applicable withholdings, shall be paid by the Company to the Employee in the form of salary continuation in accordance with the Company’s normal payroll practices (no less frequently than monthly) for the six (6) months beginning twelve (12) months after the date of termination of the Employee’s employment.

Subject to Section 3.8 below and the receipt of the Confidential Waiver and Release Agreement as described in Section 1.8 below, upon termination of the Employee’s employment entitling the Employee to the payments set forth in Section 1.4 above, the Company also shall maintain in full force and effect for no less than the six (6) months beginning twelve (12) months after the date of termination of the Employee’s employment, for the continued benefit of the Employee, medical insurance (including coverage for the Employee’s dependents to the extent dependent coverage is provided by the Company for its employees generally) under such medical insurance plans and programs in which the Employee (and her dependents) participated immediately prior to the date of such termination of employment, and, during such period, the Company will pay each month the portion, if any, of such medical insurance premiums that the Company pays for its active Employees, and the Employee shall pay any remaining amounts.

Notwithstanding the foregoing, however, (a) in the event the Employee’s participation in any such medical insurance is not permitted for any reason at the time the Company is required to maintain such coverage, then the Company shall have the option to (i) arrange to provide the Employee with such benefits on the same relative basis for such period substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which her continued participation is not permitted or (ii) pay to the Employee cash, in lieu of such continued coverage, in an amount equal to the same relative percentage of the medical insurance premiums for such continuing comparable coverage, with any such cash payments to be made in accordance with the ordinary payroll practice of the Company (not less frequently than monthly) as of the last day of each month for which such cash payments are to be made.  Notwithstanding the foregoing, the Employee’s termination of employment shall constitute a “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), so that the Employee shall be entitled to full rights to continued medical insurance coverage as provided under COBRA, if so eligible, immediately upon the termination of the Employee’s employment.  Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this Section 1.4 shall cease if the Employee and/or the Employee’s dependents become covered under an employee welfare benefit plan of another employer of the Employee that provides the same or similar type of benefits for comparable cost or the Company terminates the medical insurance entirely for all similar participants.

Upon termination of the Employee’s employment entitling the Employee to the payments set forth in Section 1.4 above, the Employee will become vested in any and all unvested stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards previously granted to the Employee by the Company or any of its subsidiaries (at target to the extent vesting but for this provision would be based on the achievement of performance conditions other than continued employment or service), as of the later of (a) the date of the Change in Control or (b) the date the Confidential Waiver and Release Agreement as described in Section 1.8 below becomes effective and irrevocable. The Employee may exercise such equity awards only at the times and in the methods described in such equity awards, except that the Employee’s stock options and stock appreciation rights, if any, shall remain outstanding and may be exercised, to the extent vested, until the earlier of (i) the original expiration date of such options or stock appreciation rights (disregarding any earlier termination provided in the award agreement or otherwise based on the termination of the Employee’s employment) or (ii) the one-year anniversary of the later of (A) the date the Employee terminates employment or (B) the date the option or stock appreciation right becomes vested and exercisable.  Notwithstanding the foregoing, this portion of Section 1.4 shall not apply to any of the Employee’s stock options, stock appreciation rights, restricted stock, restricted stock units or other equity awards if the terms of the particular plan or agreement under which such award is granted specifically provides that this provision shall not apply to such award.

1.5Notwithstanding the foregoing, the Employee shall not be entitled to receive, and the Company will not be obligated to pay or provide, the compensation set forth in Sections 1.3 and 1.4 hereof, the continued coverage at active employee rates set forth in Sections 1.3 and 1.4 hereof or the accelerated vesting or other benefits set forth in Section 1.4 hereof, if the Employee’s employment (i) terminates upon the Employee’s death or Disability, (ii) is terminated by the Company for Cause or by the Employee without Good Reason, (iii) in case of Section 1.4, terminates outside of the Change in Control Period or (iv) terminates but the Employee continues, or has agreed to continue, employment with the successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to the business and/or assets of the Company after the Change in Control.  “Disability” shall mean a physical or mental infirmity that prevents the performance on a full-time basis of all or substantially all of the Employee’s employment-related duties, with or without accommodation, lasting either for a period of ninety (90) consecutive days or for a period of more than ninety (90) days in any rolling one hundred eighty (180)-day period.  Additionally, notwithstanding any other provision hereof, nothing herein shall require the Company to maintain any particular benefit or benefit plan, and to the extent the Company amends or terminates any such benefit plan with respect to participants generally, Employee shall be subject to the same extent and the Company shall not be required to provide to Employee any such benefit or any substitute consideration therefore.

1.6If any payment or benefit by the Company or any subsidiary to or for the benefit of the Employee, whether paid or payable or provided or to be provided pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right or equity award, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the payments and benefits to be provided under this Agreement (or the other Payments as described above) shall be reduced (but not in excess of the amount of the payments or benefits to be provided under this Agreement or the other Payments as described above) if, and only to the extent that, such reduction will allow the Employee to receive a greater Net After Tax Amount than such Employee would receive absent such reduction.

If the Company and the Employee cannot agree on the calculations necessary to execute the terms set forth in this Section 1.6, then such calculations will be made by an Accounting Firm (as defined below).  In such event, the Accounting Firm will first determine the amount of any Parachute Payments (as defined below) that are payable to the Employee.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Employee’s total Parachute Payments.  The Accounting Firm will next determine the largest amount of payments that may be made to the Employee without subjecting the Employee to the Excise Tax (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.  The Employee then will receive the total Parachute Payments or the total Capped Payments, whichever provides the Employee with the higher Net After Tax Amount; however, if the reductions imposed under this Section 1.6 are in excess of the amount of payments or benefits to be provided, then the total Parachute Payments will be adjusted by first reducing, on a pro rata basis, the amount of any noncash benefits under this Agreement, then any noncash benefits under any other plan, agreement or arrangement, then any cash payments under this Agreement and finally any cash payments under any other plan, agreement or arrangement.  The Accounting Firm will notify the Employee and the Company if it determines that the Parachute Payments must be reduced and will send the Employee and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that determinations under this Section 1.6 are made, it is possible that the Employee will have received Parachute Payments or Capped Payments in excess of the amount that should have been paid or provided (“Overpayments”), or that additional Parachute Payments or Capped Payments should be paid or provided to the Employee (“Underpayments”).  If the parties agree on an Overpayment or, in the absence of such agreement, the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee, which assertion the parties or the Accounting Firm, as the case may be, believes has a high probability of success, or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that the Employee must repay to the Company immediately together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Employee to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Employee is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999 and the Employee will receive a greater Net After Tax Amount than such Employee would otherwise receive.  If the parties agree on an Underpayment or, in the absence of such agreement, the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, upon which event the Accounting Firm will notify the Employee and the Company of that determination, the amount of that Underpayment will be paid to the Employee by the Company promptly after such determination.

For purposes of this Section 1.6, the following terms shall have their respective meanings:

(a)	“Accounting Firm” means the independent accounting firm currently engaged by the Company, or a mutually agreed upon independent accounting firm if requested by the Employee; and
(b)	“Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Employee on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.
(c)	“Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.  The Company and the Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections.  Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

1.7The parties hereby consent and agree that (i) all disputes between the parties, including those relating to the existence and validity of this Agreement and any dispute as to the arbitrability of a matter under this provision, shall be submitted to full and binding arbitration in the Commonwealth of Virginia, before a panel of three arbitrators and administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures, provided, however, that this provision shall not require arbitration of any claim which, by law, cannot be the subject of a compulsory arbitration agreement, (ii) notwithstanding the foregoing, each party irrevocably submits to the jurisdiction of any Commonwealth of Virginia State or Federal court in any action or proceeding provided for under this Section 1.7 to enforce the provisions of this Agreement or with respect to enforcement of any judgment upon the award rendered by the arbitrators, and hereby waives the defense of inconvenient forum to the maintenance of any such action or proceeding, (iii) either party may elect to invoke the Optional Rules for Emergency Measures of Protection provided under the AAA’s Employment Arbitration Rules and Mediation Procedures, (iv) judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof, (v) except as otherwise required by applicable law to render this Section 1.7 fully enforceable, each party shall be responsible for its own costs and expenses (including attorneys’ fees) of any arbitration pursuant to this Section 1.7; provided, that if the Employee prevails on any dispute covered by this provision, then the Company shall reimburse the Employee for the Employee’s reasonable attorneys’ fees and legal expenses no later than thirty (30) days following any final resolution of such dispute, and (vi) each party has knowingly and voluntarily agreed to enter into this arbitration clause and hereby waives any rights that might otherwise exist with respect to resolution of disputes between them, including with respect to the right to request a jury trial or other court proceeding.
1.8As a condition to the receipt of any compensation and other benefits pursuant to this Agreement, the Employee must submit a signed Confidential Waiver and Release Agreement, in a form reasonably satisfactory to the Company and at a minimum substantially in the form attached as Appendix A, within forty-five (45) days of the termination of the Employee’s employment and not revoke same within the seven (7) days immediately following the Employee’s execution of same.  Notwithstanding any other provision of this Agreement to the contrary, (i) any payments to be made, or benefits to be provided, under Sections 1.3 and 1.4 of this Agreement (other than the payments required to be made by the Company pursuant to Section 1.3(iv) above), within the sixty (60) days after the date the Employee’s employment terminates, shall be accumulated and paid in a lump sum, or as to benefits continued at Employee’s expense subject to reimbursement to be made, on the first pay period occurring more than sixty (60) days after the date the Employee terminates employment (and no later than ninety (90) days after the date the Employee terminates employment), and (ii) the accelerated vesting of equity awards as set forth in Section 1.4 above shall not be effective any earlier than the date the Confidential Waiver and Release Agreement is effective and irrevocable, provided in each case Executive delivers the signed Confidential Waiver and Release Agreement to Company and the revocation period thereunder expires without Executive having elected to revoke the Confidential Waiver and Release Agreement.
2.
3.COVENANTS
3.1The Employee agrees and acknowledges that Lumber Liquidators, Inc., a wholly-owned subsidiary of the Company (“Lumber Liquidators”), and the Employee, contemporaneously with the execution of this Agreement, have entered into the Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of the date hereof (the “Non-Compete Agreement”), a copy of which is attached hereto as Appendix B, pursuant to which the Employee has agreed to comply with certain confidentiality, non-solicitation, non-competition and other restrictive covenants as set forth therein.  The Employee agrees that the Employee would not be entitled to receive the payments and benefits of this Agreement had the Employee not become a party to the Non-Compete Agreement. Additionally, the Employee agrees, acknowledges and affirms that the Non-Compete Agreement remains in full force and effect and is not merged, superseded or otherwise affected by this Agreement in any way that would be adverse to the rights of the Company and/or Lumber Liquidators.  The Employee also agrees that the covenants, prohibitions and restrictions contained in the Non-Compete Agreement are in addition to, and not in lieu of, any rights or remedies that the Company may have under this Agreement or the laws of any applicable jurisdiction, or at common law or equity, and the enforcement or non-enforcement by the Company of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any rights or other remedies that Lumber Liquidators may possess under the Non-Compete Agreement.  The Employee also agrees that, if the Employee is entitled to receive salary continuation payments under Sections 1.3 and/or 1.4 above, the Non-Compete Agreement will be amended and supplemented prior to the termination of the Employee’s employment, as is reasonably satisfactory to the Company and at a minimum substantially as described in the Confidential Waiver and Release Agreement.
3.2The Employee acknowledges and agrees that the Company, Lumber Liquidators and their subsidiaries and affiliates have a legitimate business interest in preventing Employee from engaging in the activities described in the Non-Compete Agreement and that any breach of the Non-Compete Agreement would constitute a material breach of this Agreement.
3.3The Employee further agrees and promises that the Employee will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about the Company or its subsidiaries, the activities of the Company and/or its subsidiaries or any of the persons or entities covered under the Confidential Waiver and Release Agreement described above, at any time (whether during the Term or thereafter).  Notwithstanding the foregoing, this Section 2.3 may not be used to penalize the Employee for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction.
3.4Notwithstanding any other provision of this Agreement, the Company and  the Employee acknowledge and agree that nothing in this Agreement or the Non-Compete Agreement shall prohibit the Employee from reporting possible violations of Federal, State or other law or regulations to, or filing a charge or other complaint with, any governmental agency or entity, including but not limited to the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, Congress, and any Inspector General, or making any other disclosures that are protected under any whistleblower provisions of Federal, State or other law or regulation or assisting in any such investigation or proceeding.  The Employee further acknowledges that nothing herein or in the Non-Compete Agreement limits the Employee’s ability to communicate with any such governmental agency or entity or otherwise participate in any such investigation or proceeding that may be conducted by any such governmental agency or entity, including providing documents or other information, without notice to the Company.  The Employee does not need the prior authorization of the Company or Lumber Liquidators to make any such reports or disclosures, and the Employee is not required to notify the Company or Lumber Liquidators that the Employee made any such reports or disclosures or is assisting in any such investigation.  Additionally, the Employee (i) does not waive any rights to any individual monetary recovery or other awards in connection with reporting any such information to any such governmental agency or entity, (ii) does not breach any confidentiality or other provision hereunder in connection with any such reporting or disclosures, and (ii) will not be prohibited from receiving any amounts hereunder as the result of making any such reports or disclosures or assisting with any such investigation or proceeding.
3.5In the event the Employee breaches any of the covenants set forth in this Section 2 or in the Non-Compete Agreement (as amended by the Confidential Waiver and Release Agreement), the Employee waives and forfeits any and all rights to any further payments or benefits under Sections 1.3 and/or 1.4 above and under any outstanding awards with respect to which the accelerated vesting or other benefits under Section 1.4 applied, and the Employee agrees to repay to the Company (a) an amount that equals the gross amount (before taxes) of any payments previously paid to, or on behalf of, the Employee under Sections 1.3 and/or 1.4 above and (b) any shares of Common Stock the Employee then owns as the result of the accelerated vesting under Section 1.4 and all gross amounts realized as the result of the sale of any shares of Common Stock the Employee previously owned as the result of the accelerated vesting under Section 1.4.
3.6Notwithstanding any other provision of this Agreement, all payments and benefits that may be provided to the Employee under this Agreement shall be subject to (i) applicable laws regarding recoupment of compensation and (ii) the terms of any recoupment policy of the Company currently in effect or as subsequently established or amended by the Board of Directors of the Company and/or the Compensation Committee of the Board of Directors of the Company, including without limitation any such policy intended to implement Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or Section 10D of the Securities Exchange Act.
4.MISCELLANEOUS
4.1The Employee shall have no right to receive any payment hereunder except as determined pursuant to Sections 1.3 or 1.4 hereof. Nothing contained in this Agreement shall confer upon the Employee any right to continued employment by the Company or shall interfere in any way with the right of the Company to terminate her employment at any time for any/or no reason. The provisions of this Agreement shall not affect in any way the right or power of the Company to change its business structure or to effect a merger, consolidation, share exchange or similar transaction, or to dissolve or liquidate, or sell or transfer all or part of its business or assets.
4.2The Employee understands that his obligations under this Agreement and the Non-Compete Agreement will continue whether or not his employment with the Company is terminated voluntarily or involuntarily, or with or without cause.  To the extent necessary to give effect to such provisions, the provisions of this Agreement, and the provisions of the Non-Compete Agreement, which

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are incorporated herein by this reference, shall survive the termination hereof, whether such termination shall be by termination of the Employee’s employment by the Company or by the Employee, voluntary or involuntary, with or without Cause and whether or not on account of Disability.
4.3This Agreement may not be amended other than by a written agreement signed by the Employee and a Company officer.
4.4The Employee agrees that the Company’s waiver of any default by the Employer shall not constitute a waiver of its rights under this Agreement with respect to any subsequent default by the Employee. No waiver of any provision of this Agreement shall be valid unless in writing and signed by all parties.
4.5This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries, or legal representatives without the Company’s prior written consent.
4.6Where appropriate as used in this Plan, the masculine shall include the feminine.
4.7This Agreement has been executed and delivered in the Commonwealth of Virginia, and the laws of the Commonwealth of Virginia shall govern its validity, interpretation, performance and enforcement.
4.8It is intended that any payment or benefit which is provided pursuant to this Agreement and which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be paid and provided in a manner, and at such time, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for noncompliance.  Neither the Company nor the Employee shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits under this Agreement in any manner that would not be in compliance with Section 409A of the Code.  For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  For purposes of determining the time of (but not entitlement to) payment or provision of deferred compensation under this Agreement under Section 409A of the Code in connection with a termination of employment, termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code.  If the Employee is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after termination of the Employee’s employment or, if earlier, the Employee’s death, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Employee’s expense, with the Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.  Notwithstanding any other provision of this Agreement, the Company shall not be liable to the Employee if any payment or benefit which is provided pursuant to this Agreement and which is considered to be deferred compensation and subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

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4.9This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
4.10Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company under applicable federal, state or local income or employment tax laws or similar statutes to other provisions of law then effect.  The Employee agrees and acknowledges that the determination of the Employee’s tax liability with respect to compensation and benefits under this Agreement is between the Employee and the relevant taxing authority, and the Company shall not have any liability or responsibility for the payment of any such taxes owed by the Employee, including without limitation any related interest and/or penalties.
4.11Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, or by registered mail, return receipt requested and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Lumber Liquidators Holdings, Inc.

300 John Deere Road

Toano, Virginia 23168

Attn: Chief Legal Officer

Telephone: 757-259-4280

If to Employee:

Jennifer Bohaty

Telephone:

4.12This Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement, including but not limited to any Pre-Existing Agreement, any plan, policy or other arrangement of the Company or any subsidiary that provides for the payment of severance, salary continuation or similar benefits, and any prior discussions, understanding or agreements between the Company and the Employee, written or oral, at any time.  The Company and the Employee agree that the Pre-Existing Agreement and all such other plans, policies and arrangements providing for severance, salary continuation or similar benefits are null and void and superseded by this Agreement, and neither party has any further rights or obligations under any Pre-Existing Agreement or any such other plans, policies and arrangements providing for severance, salary continuation or similar benefits.

[SIGNATURES CONTINUED NEXT PAGE]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the day and year first above stated.

LUMBER LIQUIDATORS HOLDINGS, INC.

By:/s/ Martin F. Roper

Name: Martin F. Roper

Title: Chairman of the Compensation Committee

EMPLOYEE:

/s/ Jennifer Bohaty

Jennifer Bohaty

Appendix A

Severance Agreement

Confidential Waiver and Release Agreement

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

RELEASE AGREEMENT (this “Release Agreement”), dated as of ________________, between Lumber Liquidators Holdings, Inc. (the “Company”), and Jennifer Bohaty (the “Employee”).

1.Termination of Employment. The Employee acknowledges that her employment with the Company and its subsidiaries and affiliated entities terminated effective as of _____________ __, 20__ (the “Termination Date”) and her role and responsibilities as Chief Ethics and Compliance Officer terminated as of the Termination Date.  Subject to the terms of this Release Agreement, the Employee shall be paid, offered, and provided compensation and benefits at the Employee’s current rates and amounts through the Termination Date.
2.Release.
a.In consideration of the payments and benefits set forth in Section 1 of the Severance Agreement between the Company and the Employee dated as of               (the “Severance Agreement”), the Employee, on behalf of himself and her heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which the Employee ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time she signs this Release Agreement (the “General Release”).  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Employee may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Employee, including but not limited to the Severance Agreement, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of the Employee’s employment relationship, or the termination of her employment, with the Company.
b.Except as provided in Sections 1.3 and 1.4 of the Severance Agreement, the Employee acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of her employment with the Company, and no further sums are owed to him by the Company or by any of the other Releasees at any time.
c.The Employee represents and warrants to the Company that she has fully disclosed any and all matters of interest to the Company’s ________________, including, but not limited to, those which (A) could reasonably likely have an adverse effect on the Company’s reputation, financial condition, operations, or liquidity and (B) should be disclosed under the Company’s Code of Business Conduct and Ethics.  The Employee also hereby confirms that all prior acknowledgements, certifications or other representations made by the

Employee prior to the Termination Date remain true, complete and accurate as of the Termination Date and covenants and agrees to immediately notify the Company’s ___________________ of any circumstance or situation which may give rise to a change in those statements.
d.Nothing in this Paragraph 1 shall be deemed to release (i) the Employee’s right to enforce the terms of this Release Agreement, (ii) the Employee’s rights, if any, to any vested accrued benefits as of the Employee’s last day of employment with the Company under any plans of the Company which are subject to ERISA and in which the Employee participated, (iii) any claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance or (iv) the Employee’s rights, if any, for indemnification under any agreement or governing document of the Company with respect to the Employee’s service as an officer or director of any of the Releasees.
e.To the fullest extent allowed by law, the Employee promises never to file a lawsuit asserting any claims that are released in this Section 2. In the event Employee breaches this Section 2(e), the Employee shall pay to the Company all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorneys’ fees and expenses. Notwithstanding the foregoing, the parties acknowledge and agree that this Section 2(e) shall not be construed to prohibit the exercise of any rights by the Employee that the Employee may not waive or forego as a matter of law.
3.Consultation with Attorney; Voluntary Agreement. The Company advises the Employee to consult with an attorney of her choosing prior to signing this Release Agreement. The Employee understands and agrees that she has the right and has been given the opportunity to review this Release Agreement and, specifically, the General Release in Paragraph 2 above, with an attorney. The Employee also understands and agrees that she is under no obligation to consent to the General Release set forth in Paragraph 2 above. The Employee acknowledges and agrees that the payments and benefits set forth in Section 1.3 and 1.4 of the Severance Agreement are sufficient consideration to require him to abide with her obligations under this Release Agreement, including but not limited to the General Release set forth in Paragraph 2. The Employee represents that she has read this Release Agreement, including the General Release set forth in Paragraph 2 and understands its terms and that she enters into this Release Agreement freely, voluntarily, and without coercion.
4.Effective Date; Revocation. The Employee acknowledges and represents that she has been given at least forty-five (45) days during which to review and consider the provisions of this Release Agreement and, specifically, the General Release set forth in Paragraph 2 above, although she may sign and return it sooner if she so desires. The Employee further acknowledges and represents that she has been advised by the Company that she has the right to revoke this Release Agreement for a period of seven (7) days after signing it. The Employee acknowledges and agrees that, if she wishes to revoke this Release Agreement, she must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Release Agreement shall become effective on the eighth (8th) day following her execution of this Release Agreement (the “Release Effective Date”). The Employee further acknowledges and agrees that, in the event that she revokes this Release Agreement, it shall have no force or effect, and she shall have no right to receive any of the payments or benefits pursuant to Sections 1.2 or 1.3 of the Severance Agreement.
5.Severability. In the event that any one or more of the provisions of this Release Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Release Agreement shall not in any way be affected or impaired thereby.
6.Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Release Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Release Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.
7.Governing Law. This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to its choice of law rules.
8.Disputes. The parties hereby consent and agree that (i) all disputes between the parties, including those relating to the existence and validity of this Release Agreement and any dispute as to the arbitrability of a matter under this provision, shall be submitted to full and binding arbitration in the Commonwealth of Virginia, before a panel of three arbitrators and administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures, provided, however, that this provision shall not require arbitration of any claim which, by law, cannot be the subject of a compulsory arbitration agreement, (ii) notwithstanding the foregoing, each party irrevocably submits to the jurisdiction of any Commonwealth of Virginia State or Federal court in any action or proceeding provided for under Section 1.7 of the Severance Agreement or with respect to enforcement of any judgment upon the award rendered by the arbitrators, and hereby waives the defense of inconvenient forum to the maintenance of any such action or proceeding, (iii) either party may elect to invoke the Optional Rules for Emergency Measures of Protection provided under the AAA’s Employment Arbitration Rules and Mediation Procedures, (iv) judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof, (v) except as otherwise required by applicable law to render this Section 7 fully enforceable, each party shall be responsible for its own costs and expenses (including attorneys’ fees)of any arbitration pursuant to this Section 7; provided, however, that if the Employee prevails on any dispute covered by this provision, then the Company shall reimburse the Employee for the Employee’s reasonable attorneys’ fees and legal expenses, no later than thirty (30) days following any final resolution of such dispute, and (vi) each party has knowingly and voluntarily agreed to enter into this arbitration clause and, except as provided in Section 1.7 of the Severance Agreement, hereby waives any rights that might otherwise exist with respect to resolution of disputes between them, including with respect to the right to request a jury trial or other court proceeding.
9.Non-Disparagement.
a.The Employee agrees not to do or say anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging the Company, any director of Company, any of Company’s employees, officers or agents, or diminishing or impairing the goodwill and reputation of the Company or the products and services it provides. The Employee further agrees not to assert that any current or former employee, agent, director or officer of the Company has acted improperly or unlawfully with respect to the Employee or any other person regarding employment. The Company agrees not to do or say anything, directly or indirectly, that reasonably would have the effect of criticizing or disparaging the Employee.
b.Notwithstanding the foregoing provisions of this Section 9, the parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law nor does this Agreement prohibit the Employee, the Company or the Company's officers, employees and/or directors from testifying truthfully in response to a subpoena, inquiry or order by a court or governmental body with appropriate jurisdiction or as otherwise required by law.
10.Return of Company Property. On or before the Termination Date, as determined by the Company, the Employee will promptly deliver to the Company all Company property, including but not limited to, all computers, phones, correspondence, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals, passwords, third party equipment that the Company is authorized to represent, and any documents concerning the Company’s customers, operations, products or processes (actual or prospective) or concerning any other aspect of the Company’s business (actual or prospective) and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information as defined in the Non-Compete Agreement, except that the Employee may retain personal papers relating to Employee’s employment, compensation and benefits.
11.Cooperation. The Employee agrees that for a period of ten (10) years following the Termination Date, the Employee shall have a continuing duty to fully and promptly reasonably cooperate with the Company and its legal counsel by providing any and all requested information and assistance concerning any legal or business matters that in any way relate to the Employee’s actions or responsibilities as an employee of the Company, or to the period during the Employee’s employment with the Company. Such reasonable cooperation shall include but not be limited to truthfully and in a timely manner participating and consulting concerning facts, responding to questions, providing pertinent information, providing affidavits and statements, preparing for and attending depositions, and preparing for and attending trials, hearings and other proceedings. Such reasonable cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations. The Company shall use its reasonable efforts to coordinate with the Employee the time and place at which the Employee's reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business or professional commitments that the Employee may have. The coordination and communication from the Company to the Employee regarding the Employee’s cooperation shall come through the Company’s Chief Legal Officer. The Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred by Employee in compliance with this Section, including any reasonable travel expenses incurred by Employee in providing such assistance, within thirty (30) days after Employee incurs the expense. As part of the consideration provided to the Employee under this Agreement, the Employee shall provide cooperation to the Company at no additional cost to the Company. At no time subsequent to the Termination Date shall the Employee be deemed to be a contractor or employee of the Company.
12.Disclaimer of Liability. This Agreement and the payments and performances hereunder are made solely to assist the Employee in making the transition from employment with Company, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of the Company.
13.Entire Agreement. This Release Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties; provided, however, that Section 2 of the Severance Agreement, and the terms of the Non-Compete Agreement incorporated therein, shall remain in full force and effect. The Employee agrees and acknowledges that the covenants and restrictions set forth in Section 2 of the Severance Agreement and the Non-Compete Agreement are reasonable and necessary for the protection of the Company and to protect its business and Confidential Information, and the Employee further expressly agrees that: (i) Section 2 of the Severance Agreement and the terms of the Non-Compete Agreement are material terms of this Release Agreement and (ii) notwithstanding the express provisions of the Non-Compete Agreement, the Employee agrees, and the parties hereby amend the Non-Compete Agreement to so provide, that the period during which the Employee is bound by the covenants set forth in Sections 2, 3, 4 and 5 of the Non-Compete Agreement shall remain in effect after the twelve (12)-month periods described therein for so long as the Employee is eligible to receive, and continues to receive, salary continuation payments pursuant to Section 1.3 and/or 1.4 of the Severance Agreement.  The Employee acknowledges and agrees that she is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Release Agreement. This Release Agreement may not be altered or modified other than in a writing signed by the Employee and an authorized representative of the Company.

14.Headings. All descriptive headings in this Release Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Release Agreement.
15.Claim for Reinstatement. Employee agrees to waive and abandon any claim to reinstatement with Company. Employee further agrees not to apply for any position of employment with Company and agrees that this Agreement shall be sufficient justification for rejecting any such application.
16.Counterparts. This Release Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have executed this Release Agreement, on the date and year set forth below.

LUMBER LIQUIDATORS HOLDINGS, INC.

By:____________________________

Its:____________________________

EMPLOYEE:

EMPLOYEE – DO NOT SIGN AT THIS TIME

Date: _____________________________

Appendix B

CONFIDENTIALITY, NON-SOLICITIATION AND

NON-COMPETITION AGREEMENT

This Confidentiality, Non-Solicitation and Non-Competition Agreement (the “Agreement”) is made and entered in this 26th day of July, 2018 by and between Lumber Liquidators, Inc., its subsidiaries and affiliated entities (collectively, and where applicable, individually, the “Company”) and Jennifer Bohaty (the “Employee).

WHEREAS, the parties hereto acknowledge that the Company is engaged in a highly competitive business; that the Company has expended substantial time and effort to develop, maintain, expand and protect the Company’s business, its workforce, its relationships and goodwill with its suppliers and customers, and its Confidential Information; that the Company has a legitimate business interest in protecting the same; and that the Company would be materially harmed if during Employee’s employment or after the Employee’s employment relationship with the Company terminates, the Employee enters into competition with the Company or attempts to solicit the Company’s suppliers, customers or employees prior to the lapse of a reasonable period of time

NOW, THEREFORE, in consideration of the Employee’s employment or continued employment with the Company beyond the date of this Agreement, the mutual promises and obligations of the parties contained herein, and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1.Confidentiality.  Throughout any period during which Employee is an employee of the Company, and for a period of ten (10) years after the date Employee shall cease for any reason whatsoever to be an employee of the Company (the "Employment Cessation Date"), or as otherwise protected by applicable law including the Virginia Uniform Trade Secrets Act, whichever is longer, Employee agrees not to disclose, communicate, publish or divulge to any third party or use, or permit others to  use,  any Confidential  Information  of the  Company  except  that  Employee  understands  that Employee's continuing duty of confidentiality does not restrict Employee's ability to communicate directly with the United States Securities and Exchange Commission ("SEC") about a potential securities law violation or to communicate with the Congress, any agency Inspector General and/or any other administrative or governmental  agency about a potential  violation of federal or state  law or regulation. For the purposes of this Agreement, "Confidential  Information" shall mean all information disclosed to Employee, or known to Employee as a consequence of or through this employment, where  such information is not generally known by the public or was regarded or treated as proprietary by the Company (including, without limitation, personal, financial, private or sensitive information concerning the Company's executives, directors, employees customers and suppliers, the Company's methods, systems, designs and know-how, names of referral  sources,  customer  records, customer lists, business plans and practices, marketing  methods, financials, strategies, pricing, budgets, forecasts, contracts and plans (including, without limitation, long-term and strategic plans) or any other non-public information which, if used, divulged, published or disclosed by Employee, would be reasonably likely to provide a competitive advantage to a competitor).  Upon termination of Employee's employment with the Company for any reason, Employee shall immediately return to the Company all of the Company's property including, without limitation, all Confidential Information, in Employee's possession or control.
2.Non-Solicitation of Supplies.  Throughout any period during which Employee is an employee of the Company, and for a period lasting until the later of (a) twelve (12) months from and after the Employment Cessation Date, (b) twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, or (c) the expiration of such other period as the Company and Employee may agree in writing after the date hereof, Employee covenants and agrees that Employee will not, for herself/himself or the benefit of a Competing Business as defined in Section 5(c) of this Agreement, solicit, contract with or engage any (i) supplier or vendor that provided hardwood, engineered, bamboo, cork, resilient, laminate or tile flooring or related flooring products (or the raw materials required for such flooring or products) to the Company, and with whom Employee had contact, in each case during the twelve (12) months prior to the Employment Cessation Date, for purposes of providing products or services that are similar to and competitive with any of the products or services provided by the Company as of the Employment Cessation Date or (ii) entity, independent contractor or any other individual that provided installation services to the Company’s customers in connection with such customer’s hardwood, engineered, bamboo, cork, resilient, laminate or tile flooring, and with whom Employee had contact, in each case during the twelve (12) months prior to the Employment Cessation Date, for purposes of providing products or services that are similar to and competitive with any of the products or services provided by the Company as of the Employment Cessation Date.
3.Non-Solicitation of Customers.  Throughout any period during which Employee is an employee of Company, and for a period lasting until the later of (a) twelve (12) months from and after the Employment Cessation Date, (b) twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, or (c) the expiration of such other periods as the Company and Employee may agree in writing after the date hereof, Employee covenants and agrees that Employee will not, for herself/himself or for the benefit of a Competing Business as defined in Section 5(c) of this Agreement, solicit any person or entity who, during the twelve (12) month period immediately preceding the Employment Cessation Date, paid or engaged the Company for any of the products or services provided by the Company as of the Employment Cessation Date, including, without limitation, installation services, or who contacted the Company for the purpose of the Company providing any of the products or services provided by the Company as of the Employment Cessation Date including, without limitation, installation service, (“Customer”), for purposes of providing products or services that are similar to and competitive with any of the products or services provided by the Company as of the Employment Cessation Date, provided Employee communicated directly with such Customer on behalf of the Company during that twelve (12) month period or Employee obtained confidential information about such Customer in the ordinary course of business as a result of Employee’s association with the Company.
4.Non-Solicitation of Workers.  Throughout any period during which Employee is an employee of Company, and for a period lasting until the later of a (a) twelve (12) months from and after the Employment Cessation Date, (b) twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, or (c) the expiration of such other period as the Company and Employee may agree in writing after the date hereof, Employee will not recruit or assist any other person or entity in the recruiting or hiring of any Worker or induce any Worker to cease employment with the Company.  For purposes of this Agreement, “Worker” shall mean any individual who was employed by the Company during any portion of the twelve-month period prior to the Employment Cessation Date with whom Employee, during such twelve-month time period, had contact or communications.
5.Non-Competition.

(a)Employee covenants and agrees that throughout any period during which Employee is employee of the Company, and for a period lasting until the later of (a) twelve (12) months from and after the Employment Cessation Date, (b) twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgement enforcing this covenant in the event of a breach by Employee, or (c) the expiration of such other period as the Company and Employee may agree in writing after the date hereof,

Employee will not, for himself/herself or for the benefit of a third party, work in a Competing Positon with a Competing Business in the Restricted Territory.  However, nothing in this Agreement shall prevent Employee from working in a position in a subdivision of a Competing Business that does not provide any of the products or services provided by the Company as of the Employment Cessation Date.

(b) For purposes of the Agreement, “Competing Position” shall mean a position that involves duties that are the same as or substantially similar to, and competitive with, the duties that Employee performed for the Company within the twelve (12) month period immediately preceding the Employment Cessation Date.

(c) For purpose of this Agreement, “Competing Business” shall mean any entity that provides products or services that are similar to and competitive with any of the products or services provided by the Company as of the Employment Cessation Date, and shall specifically include (but not be limited to) The Home Depot, Lowe’s, Menards, Amazon, and Floor & Décor to the extent that they provide products or services that are similar to and competitive with any of the products or services provided by the Company as of the Employment Cessation Date.

(d)For purposes of the Agreement, “Restricted Territory” shall mean the continental United States, the Province of Ontario, Canada, and any other Canadian province or territory where the Company has a store as of the Employment Cessation Date.

6.Proprietary Rights.  All rights, including without limitation any writing, discoveries, inventions, innovations, and computer programs and related documentation and all intellectual property rights therein, including without limitation copyright (collectively ‘Intellectual Property”) created, designed or constructed by Employee during the Employee’s term of employment with the Company, that are related in any way to Employee’s work with the Company or to any of the services provided by the Company, shall be the sole and exclusive property of the Company.  Employee agrees to deliver and assign to the Company all such Intellectual Property and all rights which Employee may have therein and Employee agrees to executive all documents, including without limitation patent applications, and make all arrangements necessary to further document such ownership and/or assignment and to take whatever other steps may be needed to give the Company the full benefit thereof.  Employee further agrees that if the Company is unable after reasonable effort to secure the signature of Employee on any such documents, the President of the Company shall be entitled to execute any such papers as the agent and attorney-in-fact of Employee and Employee hereby irrevocably designates and appoints each such officer of the Company as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf and to take any and all actions required or authorized by the Company pursuant to this subsection. Without limitation to the foregoing, Employee specifically agrees that all copyrightable materials generated during the term of Employee’s employment with the Company, including but not limited to, computer programs and related documentation, that are related in any way to Employee’s work with the Company or to any of the services provided by the Company, shall be considered works made for hire under the copyright laws of the United States and shall upon creation be owned exclusively by the Company.  To the extent that any such materials, under applicable law, may not be considered works made for hire, Employee hereby assigns to the Company the ownership of all copyrights in such materials, without the necessity of any further consideration, and the Company shall be entitled to register and hold in its own name all copyrights in respect of such materials.  The provisions of this section shall apply regardless of whether any activities related to the creation of any Intellectual Property took place inside or outside of the Company’s working hours.

7.Remedies.  The parties hereto agree that given the nature of the position held by Employee with the Company, the covenants set forth above are reasonable and necessary for the protection of the significant investment of the Company in developing, maintaining and expanding its business.  Accordingly, the parties to this Agreement further agree that in the event of any breach by the Employee of any of the provisions above, that monetary damages alone will not adequately compensate the Company for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief, and may not hold the Employee liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and reasonable attorneys’ fees incurred by the Company as a result of such breach.  The parties further acknowledge their intention that this Agreement shall be enforceable to the fullest extent permitted by law.

8. Notifications to and about Future Employers.    During the twelve (12) month period following the Employment Cessation Date and within two (2) business days after accepting an offer of employment with any subsequent employer or entering into a contract to provide services to any other entity, the Employee agrees to (a) provide the Company with the name of the subsequent employer of the Employee or any other person or entity to which Employee may provide services’ and (b) provide notice of the Employee’s obligation under this Agreement and a copy of this Agreement to the subsequent employer or the entity to which the Employee may provide services.

9.Exclusions. Nothing contained in this Agreement shall be construed to:

(a)Alter the Employee’s or the Company’s right to terminate the Employee’s employment with the Company at any time, with or without notice or cause; or

(b)Create any employment relationship between the Employee and the Company other than employment at will.

10. Binding Effect/Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and Employee and their respective heirs, legal representatives, executors, administrators, successors, and assigns.  Neither party shall be permitted to assign any portion of this Agreement, with the sole exception that the Company shall be permitted to assign this Agreement to any person or entity acquiring substantially all of the assets of the Company.

11. Entire Agreement.  This Agreement shall constitute the entire agreement between the parties with respect to the subject matter contained herein, and any prior understandings and agreements between the parties shall not be binding upon either party.

12.Modification of Agreement.  Any modification of this Agreement shall be binding only if evidenced in writing and signed by both parties.

13.Effect of Partial Invalidity.  The invalidity of any portion of this Agreement shall not be deemed to affect the validity of any other provisions.  In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

14. Governing Law.  This Agreement shall be subject to any construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws principles.  The parties to this Agreement hereby expresses consent to be subject to the jurisdiction of the Commonwealth of Virginia to determine any disputes regarding this Agreement.

15.Construction of Agreement.  The parties to this Agreement represent and agree that the

Agreement is reasonable and mutually binding.  Moreover, the parties represent that this Agreement has been reviewed by their respective counsel and agree that it shall not be construed in favor of one party over the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Employee and the Company have caused this Agreement to be executed and sealed in the Commonwealth of Virginia as of the date first appearing above.

EMPLOYEE:LUMBER LIQUIDATORS HOLDINGS, INC.

By:/s/ Jennifer S. Bohaty By:/s/ Martin F. Roper

Name: Jennifer BohatyName: Martin F. Roper

Title: Chairman of the Compensation Committee